Exhibit 3.5

FRAGMENT INDUSTRY EXCHANGE, INC.

CERTIFICATE OF DESIGNATIONS OF RIGHTS,
PRIVILEGES, AND PREFERENCES OF

PERPETUAL PREFERRED STOCK

AND QUALIFICATIONS, LIMITATIONS

AND RESTRICTIONS THEREOF
_______________________________________________________________

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware
_______________________________________________________________

ARTICLE I

The name of this corporation is FRAGMENT INDUSTRY EXCHANGE, INC. (formerly Ontarget Staffing Inc.)

ARTICLE II

Pursuant to Sections 151 and 103 of the General Corporate Law of the State of Delaware, I, Mary Ellen Schloth, the Chief Executive Officer and Secretary of Fragmented Industry Exchange, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), DO HEREBY CERTIFY THAT:

The Board of Directors of the Corporation on October 15, 2014 adopted the following resolution creating a series of its preferred stock designated the “Perpetual Preferred Stock”:

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by the Certificate of Incorporation dated March 7, 2012, the Board of Directors of the Corporation by unanimous resolution does hereby designate the terms, and authorize and provide for the issuance of the "Perpetual Preferred Stock,” consisting initially of 13,800,000 shares, having the voting powers, preferences and relative participating rights, and the qualifications, limitations or restrictions that are set forth as follows:

A. Designation and Amount. The shares of such series shall be designated as “Perpetual Preferred Stock” with a par value of $0.0001 per share, and the number of shares constituting such series initially shall be 13,800,000. Such amount may be increased or decreased by the resolution of the Board of Directors, provided that no decrease shall reduce the number of shares of the Perpetual Preferred Stock to less than the number of shares then issued and outstanding, fully diluted.

B. Rights, Preferences and Restrictions of Perpetual Preferred Stock.  The rights, preferences, privileges and restrictions granted to and imposed on the Perpetual Preferred Stock are as set forth below:

1.           Rank. The Perpetual Preferred Stock, except as otherwise stated herein, in respect of dividends and distributions upon a Liquidation Event, shall rank senior to all classes of common stock of the Corporation, and each other class of Capital Stock or series of Preferred Stock hereafter created that does not expressly provide that it ranks senior to, or on a parity with, the Perpetual Preferred Stock as to dividends and distributions upon a Liquidation Event ("Junior Stock"). The Perpetual Preferred Stock shall, in respect of dividends and distributions upon a Liquidation Event, rank on a parity with (a) the Common Stock, and (b) any class of Capital Stock or series of Preferred Stock hereafter created that expressly provides that it ranks on a parity with the Perpetual Preferred Stock as to dividends and distributions upon a Liquidation Event ("Parity Stock"); provided, however, that any such Parity Stock, other than the Common Stock, that was not approved in writing by the majority of the Holders shall be deemed to be Junior Stock and not Parity Stock. The Perpetual Preferred Stock shall, in respect of dividends and distributions upon a Liquidation Event, rank junior to each class of Capital Stock or series of Preferred Stock hereafter created that has been approved in writing by the majority of the Holders and that expressly provides that it ranks senior to the Perpetual Preferred Stock as to dividends or distributions upon Liquidation Event ("Senior Stock").

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2.           Dividend Provisions.  Beginning on the Issue Date, the Holders of the outstanding shares of Perpetual Preferred Stock shall be entitled to receive dividend distributions when and if dividend distributions are declared and authorized  on the Common Stock by the Board of Directors, provided that, each share of the Perpetual Preferred Stock shall have rights, privileges and preferences on dividend distributions equal to five (5) shares of Common Stock.

3. Liquidation Preference.

(a)           In the event of a Liquidation Event, the Holders of the Perpetual Preferred Stock shall have the same rights as holders of Common Stock, except that each share of outstanding Perpetual Preferred Stock shall have five (5) times the rights as each share of Common Stock (“Liquidation Ratio”). Collectively, the holders of the then outstanding shares of Common Stock and the holders of the then outstanding shares of Perpetual Preferred Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to such stockholders. The distribution shall be ratable, in proportion to the number of shares of the Common Stock and/or Perpetual Preferred Stock held by them, after giving effect to the Liquidation Ratio.

(b)           A “Liquidation Event” shall include (A) the closing of the sale, transfer or other disposition of all or substantially all of the Corporation’s assets, or (B) a liquidation, dissolution or winding up of the Corporation; provided, however, that a transaction shall not constitute a Liquidation Event if its sole purpose is to change the state of this corporation’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Corporation’s securities immediately prior to such transaction. The treatment of any particular transaction or series of related transactions as a Liquidation Event may be waived by the vote or written consent of the holders of at least fifty percent (50%) of the outstanding Perpetual Preferred Stock (voting together as a single class and not as separate series). The Corporation shall give each holder of record of Perpetual Preferred Stock written notice of such impending Liquidation Event not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction.  The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Article II.B.3, and the Corporation shall thereafter give such holders prompt notice of any material changes.  The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened or waived upon the written consent of the holders of Perpetual Preferred Stock that (i) are entitled to such notice rights or similar notice rights and (ii) represent at least a majority of the voting power of all then outstanding shares of such Perpetual Preferred Stock (voting together as a single class and not as separate series).

4. Redemption.  The Perpetual Preferred Stock shall not be redeemable.

5. Conversion.  The Perpetual Preferred Stock shall be subject to the following conversion rights:

(a).           Voluntary Conversion by Holder.  The Perpetual Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the Issue Date subject to the following:

For each 1,000,000 Commercial Users of the Application (without duplication), Holder shall have the right to convert 1,464,000 shares of Perpetual Preferred Stock into 7,320,000 shares of Common Stock, so that there must be a minimum of 9,426,230 Commercial Users in order of all of the shares of the Perpetual Preferred Stock to be converted.

 (b).           Conversion Procedures.

(i)           The Corporation will not issue any fractional shares of Common Stock upon a conversion pursuant to this Article II.B.5 (if fractional shares result from any conversion, all such fractional shares rounded up to the nearest whole share).

(ii)           Mechanics of Conversion.  Before any Holder of Perpetual Preferred Stock shall be entitled to voluntarily convert the same into shares of Common Stock, such Holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for the Perpetual  Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued.  The Corporation shall, as soon as practicable thereafter (but not later than 10 days thereafter), issue and deliver to such holder of Perpetual  Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Perpetual Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.  If a partial conversion of the Perpetual Preferred Stock occurs, the Corporation shall, as soon as practicable thereafter (but not later than 10 days thereafter), issue a new certificate of Perpetual Preferred Stock to the Holder after giving effect to the conversion.

(c).           Adjustment Event.

(i)           In the event that, by reason of any merger, consolidation, combination, liquidation, recapitalization, stock dividend, stock split, split-up, split-off, spin-off, combination of shares, exchange of shares or other like change in capital structure of the Corporation, the Common Stock is substituted, combined, or changed into, any cash, property, or other securities, or the shares of Common Stock are changed into a greater or lesser number of shares of Common Stock (each, an "Adjustment Event"), the Conversion Ratio shall be appropriately and equitably adjusted by the Corporation so that the Holder of shares of Perpetual Preferred Stock thereafter converted may receive the number and kind of shares of capital stock of the Corporation which such Holder would have owned immediately following such action if such Holder had converted such Holder’s shares of Perpetual Preferred Stock immediately before the occurrence of such Adjustment Event.

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(d).           Notices of Record Date.  In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, the Corporation shall mail to each holder of Perpetual  Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution, and the amount and character of such dividend or distribution.

(e).           Reservation of Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock or other Capital Stock, solely for the purpose of effecting the conversion of the shares of the Perpetual Preferred Stock, such number of its shares of Common Stock or other Capital Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Perpetual  Perpetual Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock or other Capital Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Perpetual Preferred Stock, the Corporation will take such immediate corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock or other Capital Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Designations.

(f).           Notices and Delivery of Certificates.  Any notice or delivery of certificates required by the provisions herein to be given to the holders of shares of Perpetual Preferred Stock shall be given to each holder of record at his address appearing on the books of the Corporation.

(g).           Status of Converted Stock. In the event that any shares of the Perpetual Preferred Stock shall be converted  as stated herein, the shares of the Perpetual Preferred Stock so converted shall be cancelled and retired, and shall not be issuable by the Corporation.

6.           Voting Rights.

The Perpetual Preferred Stock shall have no voting rights prior to conversion.

C.           Definitions.

As used in herein, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

“Application”  shall mean the software application of Hotapps International Pte. Ltd., a subsidiary of the Corporation.

"Capital Stock" means any and all shares, interests, participations, or other equivalents (however designated) of capital stock of the Corporation.

“Commercial User” shall mean a third party that has completed a form generated by the Corporation and has activated the Application for commercial use.

"Common Stock" means any and all shares of the Corporation’s $0.0001 par value common stock.

"Corporation" means Fragmented Industry Exchange, Inc., a Delaware corporation, and its successors.

"Holder" means a holder of a share or shares of Perpetual Preferred Stock as reflected in the stock books of the Corporation.

"Issue Date" means the date of original issuance of the applicable shares of Perpetual  Preferred Stock.

"Junior Stock" has the meaning ascribed to it in Article II.B.1. hereof.

“Liquidation Event” shall have the meaning set forth in Article II.B.3(b).

"Parity Stock" has the meaning ascribed to it in Article II.B.1. hereof.

"Perpetual Preferred Stock" has the meaning ascribed to it in Article II.A. hereof.

"Senior Stock" has the meaning ascribed to it in Article II.B.1. hereof.

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IN WITNESS WHEREOF, Fragment Industry Exchange, Inc. has caused its duly authorized officer to execute this Certificate on this the 15th day of October 2014.

Fragmented Industry Exchange, Inc.

/s/ Mary Ellen Schloth
Mary Ellen Schloth
Chief Executive Officer

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Delaware

PAGE 1

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF "FRAGMENTED INDUSTRY EXCHANGE INC.", FILED IN THIS OFFICE ON THE FIFTEENTH DAY OF OCTOBER, A.D. 2014, AT 5:45 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE SUSSEX COUNTY RECORDER OF DEEDS.

SECRETARY OF STATE — 1776 — DELAWARE — 1976

Jeffrey W. Bullock, Secretary of State

5120182 8100

AUTHENTICATION: 1783933

141298355

DATE: 10-15-14

You may verify this certificate online
at corp.delaware.gov/authver.shtml

Oct. 15. 2014 2:26PM No. 5366 P. 6

Fragmented Industry Exchange, Inc.

Mary Ellen Schloth
Chief Executive Officer

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PAGE 1

State of Delaware

SECRETARY OF STATE
DIVISION OF CORPORATIONS
P.O. BOX 898
DOVER, DELAWARE 19903

141298355

9098872
WILLIAM SCHLOTH
80 MOUNTAIN LAUREL RD.
FAIRFIELD CT 06824

10-15-2014

ATTN: X

DESCRIPTION	AMOUNT
FRAGMENTED INDUSTRY EXCHANGE INC.	
5120182 0151 Stock Designation	
Stock Designation Fee	5.00
Receiving/Indexing	115.00
Certification Fee	50.00
Data Entry Fee	5.00
Court Municipality Fee, Grgetown	20.00
Surcharge Assessment-Sussex	6.00
Page Assessment-Sussex County	54.00
Expedite Fee, 24 Hour	100.00
FILING TOTAL	355.00
TOTAL PAYMENTS	355.00
SERVICE REQUEST BALANCE	.00